EXHIBIT 2.3

 CERTIFICATE OF CORRECTION
REGARDING
CERTIFICATE OF MERGER FILED AUGUST 28, 2009

Huskie Acquisitions Corp., a corporation organized and existing under and by virtue of the laws of the State of Delaware, hereby files, pursuant to Section 103(f) of the Delaware General Corporation Law, this Certificate of Correction Regarding a Certificate of Merger filed on August 28, 2009, and does hereby certify:

FIRST:  The name of the corporation is Huskie Acquisitions Corp. (“Huskie”)

SECOND:  On August 28, 2009, Huskie filed a Certificate of Merger (the “Certificate of Merger”) regarding a merger of Vista Continental Corporation (“Vista”) with and into Huskie, which was the surviving corporation in the merger.

THIRD: The preamble to the Certificate of Merger referenced Section 251(c) of the Delaware General Corporation Law as the statutory provision under which the merger took place.

FOURTH:  The merger was actually a holding company reorganization that took place pursuant to Section 251(g) of the Delaware General Corporation Law, with Wolverine Acquisition Corp., a Delaware corporation, being the holding company thereunder.

FIFTH:  The 1st Article of the Certificate of Merger stated the name the surviving corporation is Huskie Acquisition Corp.

SIXTH:  The corrected 1st Article of the Certificate of Merger should be stated as follows:

The name of the surviving corporation is Huskie Acquisitions Corp., and the name of the corporation being merged into this surviving corporation is Vista Continental Corporation.

SEVENTH:  The 3rd Article of the Certificate of Merger stated the name of the surviving corporation is Huskie Acquisition Corp., a Delaware corporation.

EIGHTH:  The corrected 3rd Article of the Certificate of Merger should be stated as follows:

The name of the surviving corporation is Huskie Acquisitions Corp., a Delaware corporation.

NINETH:  The holding company reorganization and merger were effected pursuant to an Agreement and Plan of Merger dated August 27, 2009 (the “Merger Agreement”), a copy of which is attached hereto as an exhibit.

TENTH:  The Merger Agreement was adopted by each of the constituent corporations pursuant to the Section 251(g) of the Delaware General Corporation Law and the conditions specified by the first sentence of Section 251(g) of the Delaware General Corporation Law have been satisfied.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be signed by Erik S. Nelson, the corporation’s chief executive officer, this 11th day of September 2009.

/s/ Erik S. Nelson
Erik S. Nelson, Chief Executive Officer